Exhibit 21.1

Riley Exploration Permian, Inc.
Subsidiaries

Name of Subsidiary	State of Formation
Riley Exploration – Permian, LLC	DE
Riley Permian Operating Company, LLC	DE
RPC Power HoldCo, LLC	DE
Silverback Exploration II, LLC	DE
Silverback New Mexico, LLC	DE
Silverback Operating II, LLC	DE
Silverback Midstream II, LLC	DE
Silverback 0-1, LLC	DE

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